EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of Spherion Corporation on Form S-8 of our reports dated February 24, 2006, relating to the financial statements and financial statement schedule of Spherion Corporation, and management’s report on the effectiveness of internal control over financial reporting, which report is included in the Annual Report on Form 10-K of Spherion Corporation for the year ended January 1, 2006.
/s/ Deloitte & Touche LLP
Fort Lauderdale, Florida
June 27, 2006